EXHIBIT 99.1

First Horizon Reports Third Quarter 2018 Results

Successfully Executed Capital Bank Merger Priorities

Continued to Demonstrate Positive Operating Leverage with Focus on Growth in High-Return Areas and Effective Capital Allocation

Achieved Positive Impact from Sale of Visa B Shares

MEMPHIS, Tenn., Oct. 16, 2018 (GLOBE NEWSWIRE) -- First Horizon (NYSE:FHN) today announced third quarter 2018 results with reported earnings per share (EPS) of $0.83, which includes a favorable impact from the sale of First Horizon’s Visa Class B Shares. Key highlights for the quarter include continued above-target returns, ongoing solid regional bank performance and good expense discipline.  On an adjusted basis1, earnings per share were $0.36.

“First Horizon’s third quarter results demonstrate our continued focus on our growth priorities,” said Bryan Jordan, First Horizon’s chairman and CEO. “We are leveraging our strong position in Tennessee and building momentum in our markets in the Carolinas and Florida. The Capital Bank transaction is delivering higher earnings accretion from cost savings and revenue synergies and has provided us with compelling opportunities. Looking ahead, we believe that First Horizon is well-positioned to deliver consistent top-quartile returns.”

Third Quarter 2018 Financial Highlights:

Reported EPS / Adjusted EPS: $0.83 / $0.36[1]	Reported ROTCE / Adjusted ROTCE: 40.5%1 / 17.9%[1]	Reported ROA / Adjusted ROA: 2.72% / 1.21%[1]

Regional Banking Highlights (all comparisons versus third quarter 2017)

  Net interest income was $302.4 million, up 45 percent, driven largely by accretion from the Capital Bank transaction as well as commercial loan growth in specialty areas.
  Noninterest income increased 24 percent to $79.9 million, and pre-tax income increased 46 percent to $166.7 million, driven by the Capital Bank transaction.
  Net income increased 74 percent to $127.6 million.
  Average deposits increased by 38 percent.

Consolidated Highlights (all comparisons versus third quarter 2017)

  Consolidated net interest margin expanded to 3.44 percent from 3.19 percent and net interest income was $305.7 million compared to $209.8 million, driven by higher loan balances following the Capital Bank transaction and increased interest rates.
  Net income available to common shareholders was $270.3 million, or $0.83 per diluted share, compared to $67.3 million, or $0.28 per diluted share. The sale of Visa Class B Shares contributed $0.49 in third quarter 2018.
  Total assets of $40.6 billion.
  First Tennessee / Capital Bank maintained its number one deposit market share position in Tennessee.

Third Quarter 2018 Financial Highlights Compared to Second Quarter 2018

Regional Banking Highlights (all comparisons versus second quarter 2018)

  Net interest income decreased 1% largely due to lower loan accretion associated with the Capital Bank transaction.
  Efficiency ratio improved by 17 basis points due to ongoing cost discipline.
  Average loans increased to $26.1 billion from $25.9 billion and average deposits increased to $27.6 billion from $27.4 billion, driven by strong growth in specialty lending areas and new markets as well as continued momentum in middle Tennessee.

Consolidated Highlights (all comparisons versus second quarter 2018)

  Net income available to common shareholders increased $188.7 million for an increase of $0.58 in EPS, primarily driven by the sale of Visa Class B Shares.
  Net interest margin declined to 3.44 percent from 3.53 percent and net interest income decreased $5.2 million, due to lower loan accretion associated with the Capital Bank transaction, the effect of loan sales during the second quarter, and the impact of higher interest rates on deposits.
  Net charge-offs decreased to $1.5 million from $1.7 million.

Capital Highlights

  Declared $0.12 per common share quarterly dividend, which was paid on October 1, 2018.
  Repurchased 1.1 million shares for $19.0 million with a volume weighted average price of $17.84.
  Sold remaining holdings of Visa Class B Shares, resulting in a pre-tax gain of $212.9 million, strengthening capital ratios and adding $0.49 to book value per share and tangible book value per share.

1 Includes a $212.9 million gain from the sale of Visa Class B Shares and $11.4 million of pre-tax acquisition-related expenses primarily associated with the Capital Bank Financial Corp. ("CBF") acquisition which impact certain performance measures, and are adjusted using an incremental tax rate of approximately 24 percent.

CONSOLIDATED SUMMARY RESULTS
Quarterly, Unaudited

				3Q18 Changes vs
(Dollars in thousands, except per share data)	3Q18	2Q18	3Q17	2Q18	3Q17

Income Statement Highlights
Net interest income	$305,700	$310,932	$209,817	(2)%	46%
Noninterest income	136,113	127,494	112,411	7%	21%
Securities gains/(losses), net	212,859	31	6	NM	NM
Total revenue	654,672	438,457	322,234	49%	NM
Noninterest expense	294,031	332,768	236,869	(12)%	24%
Provision/(provision credit) for loan losses	2,000	—	—	NM	NM
Income before income taxes	358,641	105,689	85,365	NM	NM
Provision for income taxes	83,925	19,697	13,596	NM	NM
Net income/(loss)	274,716	85,992	71,769	NM	NM
Net income attributable to noncontrolling interest	2,883	2,852	2,883	1%	*
Net income/(loss) attributable to controlling interest	271,833	83,140	68,886	NM	NM
Preferred stock dividends	1,550	1,550	1,550	*	*
Net income/(loss) available to common shareholders	$270,283	$81,590	$67,336	NM	NM
Common Stock Data
EPS	$0.83	$0.25	$0.29	NM	NM
Basic shares (thousands)	324,406	325,153	233,749	*	39%
Diluted EPS	$0.83	$0.25	$0.28	NM	NM
Diluted shares (thousands)	327,252	328,426	236,340	*	38%
Period-end shares outstanding (thousands)	323,943	325,003	234,231	*	38%
Cash dividends declared per share	$0.12	$0.12	$0.09	*	33%
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income	$27,350,214	$27,701,740	$20,166,091	(1)%	36%
Total deposits	31,008,085	30,977,867	22,099,254	*	40%
Total assets	40,635,924	41,076,795	29,622,636	(1)%	37%
Total liabilities	35,893,993	36,527,046	26,739,085	(2)%	34%
Total equity	4,741,931	4,549,749	2,883,551	4%	64%
Asset Quality Highlights
Allowance for loan losses	$185,959	$185,462	$194,867	*	(5)%
Allowance / period-end loans	0.68%	0.67%	0.97%
Net charge-offs/(recoveries)	$1,503	$1,732	$2,390	(13)%	(37)%
Net charge-offs (annualized) / average loans	0.02%	0.03%	0.05%
Non-performing assets (NPA)	$177,758	$157,017	$140,177	13%	27%
NPA % (a)	0.63%	0.55%	0.66%
Key Ratios & Other
Return on average assets ("ROA") (annualized) (b)	2.72%	0.86%	0.99%
Return on average common equity ("ROE") (annualized) (c)	25.41%	7.86%	10.79%
Return on average tangible common equity ("ROTCE") (annualized) (d)	40.51%	12.63%	12.17%
Net interest margin (e)	3.44%	3.53%	3.19%
Efficiency ratio (f)	66.55%	75.90%	73.51%
Common equity tier 1 ratio ("CET1") (g)	9.86%	8.98%	10.04%
Tier 1 ratio (g)	10.88%	9.98%	11.20%
Market capitalization (millions)	$5,591.3	$5,798.1	$4,485.5

Certain previously reported amounts have been reclassified to agree with current presentation
NM - Not meaningful
* Amount is less than one percent.
(a)  NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(b)  Calculated using net income.
(c)  Calculated using net income available to common shareholders.
(d)  This non-GAAP measure is reconciled to ROE in the FHN Non-GAAP to GAAP Reconciliation table.
(e)   Net interest margin is computed using net interest income adjusted to a fully taxable equivalent ('FTE") basis assuming a statutory federal income tax rate of 21 percent and 35 percent in 2018 and 2017, respectively, and, where applicable, state income taxes.
(f)   Noninterest expense divided by total revenue excluding securities gains/(losses).
(g)  Current quarter is an estimate.

Use of Non-GAAP Measures

Several financial measures in this release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this release are adjusted earnings per share ("EPS"), return on tangible common equity ("ROTCE"), adjusted ROTCE, and adjusted return on average assets ("ROA"). These profitability measures are reported to First Horizon’s management and directors through various internal reports. First Horizon’s management believes these measures are relevant to understanding the financial results of First Horizon and its business segments. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by First Horizon. First Horizon has reconciled each of these measures to a comparable GAAP measure below:

FHN NON-GAAP TO GAAP RECONCILIATION

Quarterly, Unaudited

(Dollars and shares in thousands, except per share data)	3Q18	2Q18	3Q17
Average Tangible Common Equity (Non-GAAP)
Average total equity (GAAP)	$4,611,302	$4,552,546	$2,866,757
Less: Average noncontrolling interest (a)	295,431	295,431	295,431
Less: Average preferred stock (a)	95,624	95,624	95,624
(A) Total average common equity	4,220,247	4,161,491	2,475,702
Less: Average intangible assets (GAAP) (b)	1,572,886	1,569,449	280,575
(B) Average tangible common equity (Non-GAAP)	$2,647,361	$2,592,042	$2,195,127
Less: Equity impact for notable items (c)	33,162
(C) Adjusted average tangible common equity (Non-GAAP)	$2,614,199

Annualized Net Income Available to Common Shareholders
(D) Net income available to common shareholders (annualized ) (GAAP)	$1,072,318	$327,257	$267,148

Ratios
(D)/(A) Return on average common equity ("ROE") (GAAP)	25.41%	7.86%	10.79%
(D)/(B) Return on average tangible common equity ("ROTCE") (Non-GAAP)	40.51%	12.63%	12.17%

Adjusted Net Income (Non-GAAP)
(E) Net income (GAAP)	$274,716
Less: After-tax impact of notable items (GAAP) (d)	152,545
(F) Adjusted net income (Non-GAAP)	122,171
(G) Annualized net income (GAAP)	1,089,906
(H) Annualized adjusted net income (Non-GAAP)	484,700

Adjusted Net Income Available to Common Shareholders (Non-GAAP)
(I) Net income available to common shareholders (GAAP)	$270,283
Less: After-tax impact of notable items (GAAP) (d)	152,545
(J) Adjusted net income available to common shareholders (Non-GAAP)	117,738
(K) Annualized adjusted net income available to common shareholders (Non-GAAP)	467,113

Average Assets (GAAP)
(L) Average assets	$40,077,033

Diluted Shares
(M) Diluted shares	327,252

Adjusted Ratios & EPS Impacts
(D)/(B) ROTCE (Non-GAAP)	40.51%
(K)/(C) Adjusted ROTCE (Non-GAAP)	17.87%
(G)/(L) Return on average assets ("ROA") (GAAP)	2.72%
(H)/(L) Adjusted ROA (GAAP)	1.21%
(I)/(M) Diluted earnings per share ("EPS") (GAAP)	$0.83
(J)/(M) Adjusted diluted EPS (Non-GAAP)	$0.36

(a) Included in Total equity on the Consolidated Balance Sheet.
(b) Includes goodwill and other intangible assets, net of amortization.
(c)  Includes the average after-tax impact of $152.5 million of notable items recognized in 3Q18.
(d) Includes a $212.9 million gain from the sale of Visa Class B Shares and $11.4 million of pre-tax acquisition-related expenses primarily associated with the Capital Bank Financial Corp. ("CBF") acquisition which impact certain performance measures, and are adjusted using an incremental tax rate of approximately 24 percent.

Conference call

Management will hold a conference call at 8:30 a.m. CT today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of http://ir.fhnc.com. The call and slide presentation may involve forward-looking information, including guidance.

Callers wishing to participate may call toll-free starting at 8:15 a.m. CT on October 16 by dialing 888-317-6003 and entering access code 2143053. The number for international participants is 412-317-6061.

Participants can also listen to the live audio webcast with the accompanying slide presentation through the investor relations section of www.fhnc.com. A replay will be available from noon CT on October 16 until midnight CT on October 30. To listen to the replay, dial 877-344-7529 or 412-317-0088. The access code is 10124852. The event also will be archived and available beginning October 17 by midnight CT in the events and presentations section of http://ir.fhnc.com.

Debt Investor Materials

First Horizon expects to post additional materials for debt investors on November 16, 2018 in the investor relations section of www.FirstHorizon.com. First Horizon will also provide these materials to analysts at upcoming meetings.

Disclaimers and Other Information

This communication contains, and the debt investor materials above may contain, forward-looking statements, including guidance, involving significant risks and uncertainties. Forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” “is likely,” “will,” “going forward” and other expressions that indicate future events and trends and may be followed by or reference cautionary statements.

A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments or changes in expectations.

About First Horizon

First Horizon National Corp. (NYSE:FHN) provides financial services through its First Tennessee, Capital Bank, FTB Advisors, and FTN Financial businesses. First Horizon operates approximately 300 bank locations across the southern U.S. and 28 FTN Financial offices across the entire U.S.  Our banking subsidiary was founded in 1864 and has the 14th oldest national bank charter in the country. Our First Tennessee and Capital Bank brands have the largest deposit market share in Tennessee and one of the highest customer retention rates of any bank in the country. We have been ranked by American Banker as No. 5 among the Top 10 Most Reputable U.S. Banks. Our FTB Advisors wealth management group has more than 300 financial professionals and provides services to about $4.8 billion in assets under management.  FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers in the U.S. and abroad. We have been recognized as one of the nation’s best employers by Working Mother and American Banker magazines and the National Association for Female Executives. More information is available at www.FirstHorizon.com.

FHN-G

CONTACT:
First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
First Horizon Media Relations, Silvia Alvarez, (901) 523-4465

A PDF accompanying this announcement is available at http://resource.globenewswire.com/Resource/Download/fc41d2ec-9ca9-488a-b96c-e2da9cd20264